EXHIBIT 99.1


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PAUL-SON GAMING APPOINTS ERIC P. ENDY
CHAIRMAN, CEO

LAS VEGAS--(BUSINESS WIRE)--Nov. 25, 1998--Paul-Son Gaming Corporation (NASDAQ:PSON - NEWS), the nation's leading manufacturer and supplier of casino table game equipment, reported that on Nov. 25, 1998, the Company's Board of Directors appointed Eric Endy as Chairman of the Board and Chief Executive Officer, which duties he has been performing on an interim basis since Oct. 30, 1998.

Eric P. Endy is also President and Chief Operating Officer. Paul-Son also reported that an SEC Schedule 13-D had been filed on behalf of Paul S. Endy, Jr., The Paul S. Endy, Jr. Living Trust and Eric P. Endy, as a result of Eric P. Endy becoming successor trustee of The Paul S. Endy, Jr. Trust. The Paul S. Endy, Jr.
Trust  is  the  controlling  stockholder  of  the  Company   with
1,660,205 shares or 47.8% of the shares outstanding.

The appointment of Eric Endy as Chairman of the Board and Chief Executive Officer and the assumption by Eric P. Endy of the trustee role for the Endy Trust is due to the current medical condition of Paul S. Endy, Jr. As the Company reported on Oct. 30,1998, Paul S. Endy, Jr. suffered a stroke during a fishing trip in Mexico. Mr. Endy remains hospitalized in Southern California.

The Board of Directors made the following statement: "It appears, based upon the medical information described to us, that Paul S. Endy, Jr.'s condition will require a long rehabilitation period, and he is not presently expected to be able to resume his role as Chief Executive Officer. The Company's Board of Directors, management and employees continue to express their sincere wishes for Paul S. Endy, Jr.'s recovery."

Paul-Son is the nation's leading manufacturer and supplier of casino table game equipment, with manufacturing facilities in Las Vegas, Nevada and San Luis, Mexico. This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements related to the management and voting control of the company. Such forward looking information involves important risks and uncertainties that could significantly affect events in the future, and, accordingly, such future events may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include, but are not limited to, those risks relating to the health and medical condition of Paul S. Endy, Jr. and other changes that the Company's Board of Directors may take in reaction thereto.
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CONTACT:



Paul-Son Gaming Corporation
Eric P. Endy
(702) 384-2425
or
Porter, LeVay & Rose, Inc.
L.B. Stauffer, Sr. VP
Libby M. Roberge, VP-Media Relations
(212) 564-4700

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